EXHIBIT 10.27

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of March 6, 2015, by and between TRIZEC WILSHIRE CENTER, LLC, a Delaware limited liability company (“Landlord”), and CATASYS, INC., a Delaware corporation.

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated November 6, 2013 (the “Original Lease”), as previously amended by Confirmation Letter dated January 15, 2014 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 9,076 rentable square feet (the “Existing Premises”) described as Suite No. 950 on the ninth (9th) floor of the building commonly known as Wells Fargo Center (formerly known as Wachovia Center) located at 11601 Wilshire Boulevard, Los Angeles, California (the “Building”).

B.

The parties wish to relocate the Premises (defined in the Lease) from the Existing Premises to the space containing approximately 9,120 rentable square feet described as Suite No. 1100 on the 11th floor of the Building and shown on Exhibit A attached hereto (the “Substitution Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Substitution.

1.1.

Substitution Term. From and after the Substitution Effective Date (defined in Section 1.1.A below), the Premises shall be the Substitution Space, subject to the terms hereof (the “Substitution”). The term of the Lease for the Substitution Space (the “Substitution Term”) shall commence on the Substitution Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the term of the Lease (which the parties acknowledge is April 30, 2019). From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises.

A.

Substitution Effective Date. As used herein, “Substitution Effective Date” means the earlier to occur of (i) the first business day on which Tenant conducts normal business operations in the Substitution Space, or (ii) the first business day after the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto, Section 6.1 herein and inclusive of the cabling and finishes as provided for herein) and Tenant has been moved from the Existing Premises to the Substitution Space as provided below, which date is anticipated to be June 1, 2015 (the “Target Substitution Effective Date”). Landlord agrees to provide Tenant notice three weeks prior to the Substantial Completion of the Tenant Improvement Work to enable Tenant to prepare for and finalize its relocation plans. Landlord and Tenant shall work together in good faith to complete Tenant’s relocation into the Substitution Space in a timely and efficient manner, while minimizing the level of disruption to Tenant’s business in connection with such relocation. Without limitation, Landlord and Tenant shall coordinate Tenant’s relocation into the Substitution Space so that the move will occur over the first weekend following the Substantial Completion of the Tenant Improvement Work. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the Substitution Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Substitution Effective Date. Without limiting the foregoing, during any period that the Substitution Effective Date is delayed, Tenant shall continue to pay rent for the Existing Premises in accordance with the terms of the Lease. If the Substitution Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

B.

Confirmation Letter. At any time after the Substitution Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within fourteen (14) days after receiving it.

1.2.

Existing Premises. Subject to the terms hereof, effective as of the Existing Premises Expiration Date (defined below), the term of the Lease shall expire with respect to the Existing Premises with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Existing Premises on the Existing Premises Expiration Date. As used herein, “Existing Premises Expiration Date” means the Substitution Effective Date. Without limiting the foregoing:

A.

Tenant shall surrender the Existing Premises to Landlord in accordance with the terms of the Lease on or before the Existing Premises Expiration Date, except that Tenant shall not be required to remove any Lines located in the Existing Premises or make any repairs resulting from removal and move of Tenant’s equipment to the Substitution Space or any repairs that would be rendered moot as a result of Landlord’s construction plans in the Existing Space.

B.

Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Existing Premises for the period up to and including the Existing Premises Expiration Date, even though billings for such amounts may occur after the Existing Premises Expiration Date.

C.

If Tenant fails to surrender any portion of the Existing Premises on or before the Existing Premises Expiration Date, Tenant’s tenancy with respect to the Existing Premises shall be subject to Section 16 of the Original Lease.

D.

Any other rights or obligations of Landlord or Tenant under the Lease relating to the Existing Premises that, in the absence of the Substitution, would have survived the expiration date of the Lease shall survive the Existing Premises Expiration Date.

2.	Base Rent. With respect to the Substitution Space during the Substitution Term, Tenant shall pay Base Rent in accordance with the terms of the Original Lease.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.	Tenant’s Share. With respect to the Substitution Space during the Substitution Term, Tenant’s Share shall be the same as provided under the Original Lease, i.e., 1.8135%.

5.

Expenses and Taxes. With respect to the Substitution Space during the Substitution Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; including, but not limited to, the retention of the calendar year 2014 Base Year.

6.	Improvements to Substitution Space.

6.1.

Condition and Configuration of Substitution Space. Tenant acknowledges that it has inspected the Substitution Space and, subject to Landlord’s obligation to complete the Tenant Improvement Work, agrees to accept it in its existing condition and configuration, without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment. Notwithstanding anything contained herein to the contrary, Landlord represents that all Base Building systems serving the Substitution Space are in good working order as of the date of this Amendment. If any such Base Building systems are not in good working order as of the date of this Amendment, Landlord shall be responsible for repairing or restoring the same at Landlord’s cost and without inclusion in Expenses.

6.2.	Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with Exhibit B attached hereto.

7.	Parking. During the Substitution Term, Tenant shall retain its existing parking rights as set forth in the Lease.

8.	Signs. Landlord, at Landlord’s cost, shall provide tenant directory signage and suite identity signage for the Substitution Space as provided in Section 25.4 of the Original Lease.

9.

Relocation Costs. Pursuant to Section 22 of the Original Lease, Landlord shall, within fifteen (15) days following Tenant’s written request therefor together with third-party invoices for the costs incurred, reimburse Tenant for reasonable costs incurred by Tenant in connection with: (a) moving from the Existing Premises to the Substitution Space, (b) installation of Lines in the Substitution Space, and (c) reprinting of stationery as a result of Tenant’s relocation. Notwithstanding the foregoing, Landlord shall have the right to contract directly for the costs and services described in (a) and (b) above and pay such contractor(s) directly for the cost of services provided.

10.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1.

California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

10.2.

California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Substitution Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

10.3

Contingency. This Amendment is specifically contingent on Landlord leasing the Existing Premises to Hudson Pacific Properties, Inc, a Maryland corporation (the “New Tenant”). Landlord is currently negotiating the terms of a lease amendment (the “New Agreement”) with the New Tenant. If the New Agreement has not been fully executed, and if all contingencies relating thereto have not been waived by Landlord or otherwise satisfied, on or before 15 days after the date on which this Amendment is executed by Landlord and Tenant (the “Contingency Date”), then Landlord may terminate this Amendment by notifying Tenant on or before 10 days after the Contingency Date, whereupon this Amendment shall be null and void and of no force or effect, and the Lease shall continue in full force and effect as if this Amendment had not been executed.

11.	Miscellaneous.

11.1.

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

11.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

11.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

11.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

11.7	This Amendment shall be governed by and construed in accordance with the laws of the State of California (without regard to conflicts of law).

11.8	This Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TRIZEC WILSHIRE CENTER, LLC, a Delaware limited liability company

By:	/s/ Frank Campbell
Name: Frank Campbell
Title: Managing Director

TENANT:

CATASYS, INC., a Delaware corporation

By:	/s/ Susan Etzel

Name:	Susan Etzel

Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

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EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the Amendment of which this Work Letter is a part. “Premises” means the Substitution Space. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1         COST OF TENANT IMPROVEMENT WORK. Except as provided in Section 2.4 below (i.e. with respect to changes requested by Tenant after Tenant’s approval of the Approved Construction Drawings, which changes increase the cost of the previously approved Tenant Improvement Work), the Tenant Improvement Work shall be performed at Landlord’s expense. In addition, Landlord shall provide Tenant with an allowance (the "Furniture Allowance") in an amount not to exceed $3,000.00 to be applied toward the cost of a new conference table (and, if applicable, chairs) purchased by Tenant for the Substitution Space. Landlord shall disburse the Furniture Allowance, or applicable portion thereof, to Tenant on or before the later to occur of: (i) thirty (30) days after Landlord’s receipt of a paid invoice from Tenant with respect to Tenant’s purchase of the conference table (and, if applicable, chairs); or (ii) the Substitution Effective Date.

2         PLANS AND PRICING.

2.1     Additional Programming Information. Landlord and Tenant acknowledge that they have approved the space plan for the Premises prepared by SAA (“Architect”) attached hereto as Exhibit B-1 (the “Space Plan”). Tenant shall deliver to Landlord, in writing, all information that, together with the Space Plan, is necessary, in the judgment of Landlord, the Architect and the Landlord’s chosen engineers (the “Engineers”), to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (the “Construction Drawings”), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the “Additional Programming Information”). The Additional Programming Information shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the “Landlord Requirements”) and shall otherwise be subject to Landlord’s reasonable approval. Without limitation, Landlord may withhold consent to any requests that are materially beyond the scope of work as referenced in the Space Plan. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or the Engineers to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information.

2.2     Construction Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the Space Plan and the approved Additional Programming Information. Such preparation and delivery shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Construction Drawings by notice to Landlord. If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings. The Construction Drawings approved by Landlord and Tenant are referred to in this Work Letter as the “Approved Construction Drawings”.

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2.3       Intentionally Omitted.

2.4       Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall cause the Contractor to provide Tenant with a statement setting forth the increase, if any, in the cost of the Tenant Improvement Work that results directly from Tenant’s requested revision (a “Revision Cost Statement”). Landlord shall perform its obligations under the prior sentence as soon as reasonably possible to minimize or avoid any delays in the performance of the Tenant Improvement Work. Tenant, within one (1) business day after receipt of a Revision Cost Statement, shall notify Landlord whether it desires to proceed with such revision. If Tenant desires to proceed with such revision, Tenant shall pay Landlord for the increased cost (if any) set forth on the Revision Cost Statement within twenty (20) days after Tenant’s receipt of the Revision Cost Statement. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Construction Drawings without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed.

2.5       Time Deadlines. The parties shall use their commercially reasonable efforts to cooperate with each other and their architect, engineers and other consultants to complete all phases of the Approved Construction Drawings and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress.

3	CONSTRUCTION.

3.1       Contractor. A contractor designated by Landlord (the “Contractor”) shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2       Construction.

3.2.1     Intentionally Omitted.

3.2.2     Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings. Tenant shall not be required to pay a construction supervision and management fee in connection with the Tenant Improvement Work.

3.2.3     Contractor’s Warranties. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements, except as otherwise expressly provided herein.

4	COMPLETION.

4.1       Substantial Completion; Punch-List. For purposes of the Lease, the Tenant Improvement Work shall be deemed to be “Substantially Complete” when Landlord: (a) is able to provide Tenant with reasonable access to the Premises; (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises; and (c) has obtained a temporary certificate of occupancy, signed-off permit card or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after the date on which the Tenant Improvement Work is Substantially Complete, Tenant will conduct a walk-through inspection of the Premises with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord will thereafter diligently complete.

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4.2     Tenant Delay. If the Substantial Completion of the Tenant Improvement Work is delayed (a “Tenant Delay”) as a result of (a) Tenant’s failure to timely approve any matter requiring Tenant’s approval; (b) any breach by Tenant of this Work Letter or the Lease; (c) any request by Tenant for a revision to the Approved Construction Drawings (except to the extent such delay results from any failure of Landlord to perform its obligations under Section 2.4 above); (d) Tenant’s requirement for materials, components, finishes or improvements that are different from the finishes in the Existing Premises and are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Agreement; or (e) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

4.3     Tenant’s Early Access. Subject to the terms hereof and provided that Tenant and its agents do not unreasonably interfere with, or delay, Contractor's work in the Premises, at Landlord's reasonable discretion, Contractor shall allow Tenant and its agents, employees and contractors access to the Premises prior to Substantial Completion of the Premises for the purpose of Tenant installing its equipment, furnishings or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 4.3, Tenant shall submit a schedule to Landlord and Contractor, for their approval (not to be unreasonably withheld, conditioned or delayed), which schedule shall detail the timing and purpose of Tenant's entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or the Contractor, agents or representatives in performing work in the Premises, or unreasonably interfere with the general operation of the Building and/or the Property. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant's entry rights upon twenty-four (24) hours' prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Substitution Effective Date). Except to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors, Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work made in or about the Premises in connection with such entry or to any property placed therein prior to the Substitution Effective Date, the same being at Tenant's sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement Work, caused by Tenant or any of Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant's work in connection with such entry requires the use of any Building services, Tenant shall promptly reimburse Landlord for such reasonable costs created by such use upon receipt of a written invoice therefor accompanied by reasonable substantiation of such costs and/or shall pay Landlord for such Building services at Landlord's standard rates then in effect.

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EXHIBIT B-1

APROVED SPACE PLAN

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EXHIBIT C

NOTICE OF LEASE TERM DATES

_____________________, 20__

To:	_______________________ _______________________ _______________________ _______________________

Re:     ____________ Amendment (the “Amendment”), dated ______________, 20____, to a lease agreement dated _______________, 20____, between ___________________________, a ________________________ (“Landlord”), and ______________________________, a _____________________ (“Tenant”), concerning Suite _____ on the _______ floor of the building located at ___________________, _____________________ California (the “Substitution Space”).

Lease ID: _____________________________

Business Unit Number: ___________________

Dear _________________:

In accordance with the Amendment, Tenant accepts possession of the Substitution Space and confirms that (a) the Substitution Effective Date is _____________, 20___, and (b) the expiration date of the Lease is ___________, 20___.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 1.1.B of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within fourteen (14) days after receiving it.

“Landlord”: _______________________________, a ________________________

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”: _______________________________, a ________________________

By:
Name:
Title:

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